Exhibit 10.27

[Agere Systems letterhead]

October 26, 2005

Ruediger Stroh

5373 Canyon Hills Lane

San Jose, California 95138

Dear Rudi,

It gives me great pleasure to confirm your offer of employment with Agere Systems. The following outlines the key features of your offer:

Assignment

Your position as Executive Vice President & General Manager, Storage Division reports directly to Richard Clemmer, Chief Executive Officer. Your work location is San Jose, California.

Compensation

Base Salary

Your starting base salary is $325,000. Through our annual Performance Management process at the end of the fiscal year, you will receive an annual performance assessment, which will review your objectives and recognize your accomplishments, as well as establish a development plan and goals for the new fiscal year.

Sign-on Bonus

As an added incentive for you to join Agere, you are being offered a sign-on bonus of $100,000 that will be paid as a lump sum in your first paycheck. Please understand that this is considered taxable income. Should you voluntarily resign, or be terminated for cause within two years from your start date, you agree by accepting this employment offer to promptly repay the full amount of all hiring bonus monies paid to you by Agere.

Short-Term Incentive Plan (STIP)

Agere's Short-Term Incentive Plan (STIP) is a pay-for-performance bonus plan that is based on company financial results and rewards individual performance in the form of an annual bonus payout. The STIP target for Officer level employees is 75% of your annual base salary. An employee's bonus will be determined by company, business unit, and individual performance, as assessed through our Year-End Performance Management process. The Plan is designed to pay out cash bonuses annually, after the close of the fiscal year, typically in December. The STIP award may be prorated for your time on active payroll, based upon your hire date, within the performance year.

Long-Term Incentive Plan (LTIP)

You are eligible to participate in Agere's New Hire Stock Option Plan. Therefore, we will ask the Stock Awards Committee to award you a stock option grant of 200,000 shares. This request will be made within sixty (60) days from your start date, and the option price will be equal to 100% of the market price on the first of the month following the start date. The term of the option will be seven (7) years with vesting over a four (4) year period from the date of the grant. In addition, you will receive 100,000 Performance Based Restricted Stock Shares.

Benefits

You are eligible for the benefit programs available to all U.S. employees. For many benefit plans, if you enroll on time, you and your dependents will be covered retroactively to your start date. Information about your benefits is available on “My Agere View” at http://www.myagereview.com. That’s where you will find the 2005 Benefits Summary, which describes most plan options and includes the following:

Medical

Agere offers three medical options that are designed to assist employees with varied medical and financial needs. All are described on pages 4 and 5 of the 2005 Benefits Summary, which you find on My Agere View. You must enroll for medical benefits within 31 days of your start date. Coverage is retroactive to the start date.

Dental, Vision and Flexible Spending Accounts

Agere offers dental and vision coverage to you and your eligible dependents. In addition, you may also put aside pre-tax dollars for reimbursement for any out-of-pocket medical or dependent-care costs throughout the year. For more information see the benefits summary. You must enroll for each of these plans within 31 days of your start date.

401(k) Plan and Employee Stock Purchase Plan

Agere also offers a matching 401(k) Plan, and an Employee Stock Purchase Plan. You are immediately eligible to participate in both programs. More information on these plans is available through the benefits summary. You will also receive information on how to enroll during your first week at Agere.

Paid Time Off

You are annually allotted 25 vacation days, 4 personal days, 7 company holidays, and 3 floating holidays, granted at the start of our fiscal year. For your first year, allotments are prorated through October 1 and are based on the month in which you start.

The following programs are offered to Agere Executives only and are not described in the 2005 Benefits Summary:

Executive Life Insurance

Agere Systems provides you with $500,000 term insurance. Agere will pay the entire premium; therefore, you will be subject to imputed income annually. In addition, you may purchase supplemental insurance coverage up to five times your total annual pay. Agere also provides accidental loss insurance at one times your total annual pay. Additional coverage of up to five times your total annual pay is available at your own expense. Upon offer acceptance, you will receive two insurance beneficiary forms, which must be signed and returned as soon as possible.

Financial Counseling

You are eligible for a $10,000 annual allowance (grossed up for applicable taxes) to help cover the cost of your financial planning.  This amount will be paid annually in your May paycheck.

Car Allowance

You are eligible for a $1,400 monthly car allowance.

Executive Severance Benefits

Terms of this program are described in the attached document.

Employer At Will

Please be aware that this document is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. This employment relationship with Agere Systems is by mutual consent. This means that employees have the right to terminate their employment at any time and for any reason. Likewise, Agere reserves the right to terminate your employment on the same basis.

Employment Verification

U.S. law requires all companies to verify their employees' authorization to work in the U.S. On your start date, you will need to bring appropriate documentation. See MyAgere View at http://www.myagereview.com

Visa and Immigration

Once you accept this offer of employment, a member of the Agere Visa and Immigration team will contact you for certain documentation and will file for visa approval/amendment upon your behalf. If you already hold a visa, Agere will file for an amendment to your visa and you may start working at Agere as soon as that application is received by the U.S. Immigration Services office. If you do not already hold a visa, you will not be able to start your employment with Agere until your visa application is approved.

Contingency of Offer

This offer of employment is contingent upon: 1) satisfactorily passing a drug test prior to employment 2) and signing the Employee Agreement Regarding Intellectual Property.

To conduct the drug test, please call FirstLab — (800) 732-3784 to schedule your drug test within 48 hours of signing and accepting this offer. Follow the instructions below.

1.	Inform the receptionist that you are calling to schedule a drug test;
2.

You will be transferred to a FirstLab Representative who will request specific information such as first and last name, SSN, and city, state and zip code of preferred collection site.  The FirstLab Representative will identify a facility near your requested location.

- Agere must receive all results before your first day of work.

Next Steps...

Once again, be sure to visit “My Agere View” at http://www.myagereview.com. In addition to benefits information, this site provides instructions for things you need to know right away, most forms you'll need to complete before you start work, information about Agere, and items to bring with you on your first day.

Acceptance

This offer is valid through November 2, 2005. Please acknowledge your written acceptance of this offer by signing and faxing it to 610-712-1445.

Start Date

Upon your written acceptance, we will confirm a mutually agreeable start date, which is tentatively planned for November 21, 2005.

In Summary

We are very excited about the contributions we believe you will make to Agere and look forward to helping you extend your professional career in a very exciting, visible and rewarding environment. Your interest in Agere Systems is genuinely appreciated, and we look forward to welcoming you to our team. If you have any questions, please do not hesitate to contact me at 610-712-5419.

Sincerely,

/s/ Kevin Pennington

Kevin Pennington

EVP-Human Resources, Agere Systems

Acknowledged and Agreed to:

/s/ Ruediger Stroh
Ruediger Stroh

/s/ Nov.1, 2005
Offer Acceptance Date

/s/ tentatively Nov, 21st
Confirmed Start Date